Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of the 1st day of April 2011, by and between Avalon Oil & Gas, Inc. a Nevada corporation, with an address at 7808 Creekridge Circle, Suite 105, Minneapolis, Minnesota 55439 (the "Employer") and Kent Rodriguez, with an address at 7020 Lanham Lane, Edina, Minnesota 55439(the "Employee").

WITNESSETH:

WHEREAS, the Employee has been employed by the Employer and currently serves as its President and Chief Executive Officer;

WHEREAS, the Employer desires to continue to employ and retain the services of the Employee; and

WHEREAS, the Employee desires to continue to be employed by the Employer;

NOW, THEREFORE, in consideration of the mutual covenants of the parties which are hereinafter set forth and for other good and valuable consideration, receipt of which is hereby acknowledged,

IT IS AGREED:

1.        Recitals. The parties hereby adopt as part of this Agreement each of the recitals which is set forth above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement and such WHEREAS clauses are hereby confirmed and ratified as being accurate by each party as to itself and herself.

2.        Employment. The Employee shall be employed as President and Chief Executive Officer (the "Position"). The Employee accepts such employment upon the terms and conditions which are hereinafter set forth.

3.         Duties. The Employee shall have such authority and duties as are assigned to the Employee by the Board of Directors of the Employer.

4.         Term.

A.     The term of this Agreement (the "Term") shall commence as of the of April 1, 2011 (the "Commencement Date") and shall continue for two (2) years until March 31, 2013

5.         Compensation. The Employer agrees to pay, and the Employee agrees to accept, compensation at a monthly rate of four thousand dollars ($4,000), payable to the Employee.

A.      Expenses. The Employer shall, upon presentation of proper receipts or payment vouchers, pay for the Employee for, all reasonable and necessary travel, entertainment and other out-of-pocket business expenses which may be incurred by the Employee in the performance of his duties pursuant to this Agreement. In addition, the Employer shall reimburse the Employee for all reasonable out-of-pocket expenses which may be incurred by the Employee in the performance of his duties pursuant to this Agreement.

B.     Benefits. The compensation to the Employee which is provided for pursuant to this Agreement shall be in addition to:

C.      Health Insurance. The Employer shall provide health insurance coverage for the Employee.

D.      Continuation of Benefits. If the Employee's employment is terminated as a result of Total Disability, health insurance coverage for the Employee as provided for in Paragraph "B" of this Article "6" of this Agreement shall be continued for twenty-four (24) months after the date of the Employee's termination.

6.         Employee Covenants.

A.     The Employee covenants and agrees that, except as specifically approved by the Board of Directors of the Employer, he shall (i) not be required to devote more than eighty (80%) percent of his working time to the Employer, and (ii) give his best endeavors, energies and skills to the discharge of his duties and obligations pursuant to this Agreement and he shall not, as long as he is in the employ of the Employer, enter into the services of any business, or any other business undertaking, as an employee, agent, partner, associate, joint venture partner, consultant or independent contractor, or in any other manner without the Employer's explicit written consent, provided, however, that notwithstanding the foregoing provisions of this Paragraph "A" of this Article "6" of this Agreement, the Employee shall be permitted to devote his time and energy to Oiltek, Inc.

B.      If the Employee is terminated for any reason, with or without cause, all remaining funds under this Agreement due the Employee will be payable immediately.

7.        Employer. As used in this Agreement, "Employer" shall mean Avalon Oil & Gas, Inc., its successors and assigns, and any of its present or future subsidiaries or organizations controlled by it or parent and affiliates.

8.         Miscellaneous.

A.     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B.      Enforceability. If any provision which is contained in this Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any jurisdiction, such invalidity or unenforceability shall not affect any other provision of this Agreement. Instead, this Agreement shall be construed as if such invalid or unenforceable provisions had not been contained herein.

C.      Notices. Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) certified mail, postage prepaid, return receipt requested and first class mail, (ii) overnight delivery with confirmation of delivery, or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to Employer:	Avalon Oil & Gas, Inc. 7808 Creekridge Circle, Suite 105 Minneapolis, MN 55439 Facsimile No.: (952) 746-5216

With a copy to:	Mintz & Fraade, P.C. 488 Madison Avenue, Suite 1100 New York, NY 10022 Attention: Frederick M. Mintz Facsimile No.: (212) 486-0701

If to Employee:	Kent Rodriguez 7020 Lanham Lane Edina, MN 55439

With a copy to:	Mintz & Fraade, P.C. 488 Madison Avenue, Suite 1100 New York, NY 10022 Attention: Frederick M. Mintz Facsimile No.: (212) 486-0701

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If all of the methods of notice set forth in this Paragraph "C" of this Article "21" of this Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be; provided, however, that any notice sent by facsimile with confirmed receipt of successful transmission to the recipient shall be deemed to have been given as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by facsimile. If the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice is given; provided further, however, that any notice sent by overnight delivery shall be deemed to have been given as of the date of delivery.

D.      Governing Law: Dispute. This Agreement shall in accordance with Section 36.1-301 of the Minnesota Statutes in all respects be construed, governed, applied and enforced under the internal laws of the State of Minnesota without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of Minnesota and made pursuant to the laws of the State of Minnesota. .

E.       Entire Agreement. The parties have not made any representations, warranties or covenants with respect to the subject matter hereof which is not set forth herein, and this Agreement constitutes the entire agreement between them with respect to the subject matter hereof. All understandings and agreements heretofore had between the parties with respect to the subject matter hereof are merged in this Agreement which alone fully and completely expresses their agreement.

IN WITNESS WHEREOF, the parties to this Agreement have set their hands and seals or caused these presents to be signed effective as of the day and year first above written.

Avalon Oil & Gas, Inc.

By:	/s/ Kent Rodriguez
Name: Kent Rodriguez
Title: CEO

/s/ Kent Rodriguez
Kent Rodriguez